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                                 AGREEMENT                  EXHIBIT 10(f)

      AGREEMENT made June 5, 1997 between Stanhome Inc., a Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts 01085 (the "Company") and CARMEN J. MASCARO of 23 Harvest Hill Road, West Simsbury, Connecticut 06092 ("Employee").

      In consideration of the mutual agreements hereinafter contained, the parties agree as follows:

      1.    Retirement Benefits

            (a) Subject to the provisions of subsection 1(c) below, if and when Employee or his wife becomes entitled to receive payments from the Stanhome Inc. Pension Plan, Stanhome will pay him or her an additional retirement benefit equal to the difference between (i) the benefits otherwise payable to Employee or his wife under the Stanhome Pension Plan and (ii) the benefits that would have been payable under that Plan if his years of benefit service had been equal to the sum of his actual years of benefit service plus 3.75 additional years.

            (b) If Employee's employment terminates involuntarily for any reason other than Cause, he or his wife shall be entitled to receive the benefit determined under subparagraph 1(a) as if his age on termination were his actual age plus five years.

            (c) If Employee's employment terminates by reason of discharge for Cause, neither he nor his wife shall be entitled to receive payment of any kind under this Agreement. "Cause" shall mean dishonesty, misconduct, or insubordination.

            (d) Payment of such additional retirement benefit will begin at the same time as payments begin under the Stanhome Inc. Pension Plan. If the Stanhome Inc. Pension Plan (as in effect on December 31, 1988) is amended or terminated prior to the time such payments begin, the amount payable
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                  under section 1(a) above shall be calculated as if such
                  amendment or termination had not occurred.

      2.    Payment.    (a)   Amounts payable under the above paragraphs
will be paid on or about the end of the month to which the payment relates. Payment will be made for the full month in which Employee's death occurs.

                        (b) Notwithstanding any otherwise applicable provision of this agreement to the contrary, the retirement benefits due to Mascaro (or his beneficiary) under this Agreement, if any, shall be paid in a lump sum upon the occurrence of (i) a termination of Mascaro's employment under circumstances that entitle Mascaro to payment of a severance benefit under Paragraph 1 of the "Change in Control Agreement" dated January 1, 1992 between the Company and Mascaro (or, if at the time of such termination the Change in Control Agreement is no longer in effect, under circumstances that would entitle Mascaro to such payment if such Agreement were in effect), or (ii) a Change in Control (as defined in the Change in Control Agreement) at any time following Mascaro's termination of employment from the Company. Such lump-sum payment shall be the present value of the benefit payable to Mascaro hereunder using the Pension Benefit Guaranty Corporation immediate annuity interest rate as is in effect for the month in which the payment is made and the mortality table based on the UP-1984 Table, all as in accordance with generally acceptable actuarial principles.

      3. Assignment. Neither Employee nor his wife shall have any right to commute, encumber, or dispose of the right to receive payments hereunder; such payments and the right thereto being hereby declared to be non-assignable and non-transferable. All rights under the Contract are merely unsecured contractual rights of Employee or Employee's spouse against Stanhome. Employee and Employee's spouse are, therefore, merely unsecured general creditors of Stanhome in this regard.

      4.    Trust.      Stanhome intends to set aside certain assets in a
Trust for the payment of benefits under this Contract. To the extent any payment required to be made by Stanhome under the Contract is instead made by the Trust, Stanhome's obligation under the Contract will to such extent be deemed satisfied. If the Trust for any reason fails to make a payment required to be made by Stanhome under the Contract, Stanhome remains fully
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liable for such payment under the terms of the Contract.  In the event of the insolvency or bankruptcy of Stanhome, any assets set aside in the Trust shall at all times be subject to the claims of Stanhome's general creditors as if such assets were general assets of Stanhome.

      5.    Binding Effect.   This Agreement shall be binding upon and
inure to the benefit of any successor of Stanhome and any such successor shall be deemed substituted for Stanhome under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of Stanhome.

      6. Not an Employment Agreement. This Agreement is not an employment agreement and Stanhome reserves the right to discharge Employee with or without cause. The Agreement in no way affects his rights under the Stanhome Pension Plan, or under any Stanhome group or other insurance policy.

      7.    Notices.    Any notice required or permitted to be given under
this Agreement shall be sufficient if in writing, and if sent by postage prepaid certified mail, or delivered, in the case of Employee to his residence at 23 Harvest Hill Road, West Simsbury, Connecticut 06092, or, in the case of Stanhome to its principal office at 333 Western Avenue, Westfield, Massachusetts 01085, Attention: Secretary. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

      8. Waiver of Breach. The waiver by Stanhome of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

      9.    Governing Law.    This Agreement shall be deemed made in the
Commonwealth of Massachusetts, and its form, execution, validity, construction and performance shall be construed in accordance with the laws of said Commonwealth.

    10. Entire Agreement. This Agreement constitutes the entire agreement of the parties. It may not be changed orally but only by an
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agreement in writing signed by Employee and for Stanhome by an officer duly authorized to enter into said amendment by the Board of Directors.

    11.     Severability.     In the event that any of the terms or
provisions of this Agreement or any portion of such terms or provisions shall be determined to be invalid or inoperative, such determination shall not affect the efficacy of the balance of the Agreement and any such invalid or inoperative term or provision shall be deemed severable.

      IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of Stanhome and by Employee on this 5th day of June, 1997.
                                    STANHOME INC.

                              By:  /s/G. William Seawright
                                          President and CEO

/s/Carmen J. Mascaro
      Carmen J. Mascaro
                              ATTEST:


                                    /s/Bruce H. Wyatt
                                          Secretary